Exhibit 99.(p).7

GRAHAM CAPITAL MANAGEMENT, L.P.
GRAHAM CAPITAL LLP

CODE OF ETHICS

Effective December 2014

A.           Scope

As an investment adviser, Graham Capital Management, L.P., including for these purposes Graham Capital LLP (together, “Graham”), stands in a position of trust and confidence with respect to its clients. Accordingly it has a fiduciary duty to act all times in the best interests of the funds that it advises (the “Funds”) and their investors. In order to assist Graham and its employees or members (together, “employees”), as applicable, in meeting their obligations as fiduciaries, Graham has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all employees are expected to uphold:

•	Employees must at all times place the interests of the Funds above the interests of all others.

•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at Graham.

•	Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

•	Employees are absolutely forbidden from engaging in insider trading, as further described in the Code.

Graham believes that these general principles not only help it to fulfill its fiduciary obligations, but also protect Graham’s reputation and instill in its employees Graham’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

B.           Persons and Accounts Covered by the Code

1.              Employees

The Code applies to all of Graham’s “supervised persons,” which for purposes of the Code include all of Graham’s employees. Graham’s supervised persons consist of its officers (or other persons occupying a similar status or performing similar functions), its employees, and any other person who is subject to Graham’s supervision and control and for whom it is deemed appropriate to so designate such person as a supervised person by virtue of the person’s relationship to Graham.

2.             Access Persons

All officers, employees and persons subject to Graham’s supervision and control generally are subject to the Code; however, certain provisions of the Code apply only to Graham’s “access persons.” Access persons include any supervised person who:

•	has access to nonpublic information regarding any Fund’s purchases or sales of securities; is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic; or

•	in respect of any Fund advised by Graham that is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), any officer or employee of Graham who, in connection with his or her regular functions or duties, makes participates in or obtains information regarding, the purchase or sale of Covered Securities by such a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

A list of Graham’s access persons designated by department is attached hereto as Schedule 1. All officers, employees and certain other designated persons are considered supervised persons and therefore subject to the general provisions of the Code. However, only those persons identified in Schedule 1 as access persons are subject to the requirements under Sections F and G applicable to access persons.

In addition to those requirements applicable to access persons of Graham, portfolio managers, their dedicated trading assistants and members of Graham’s Risk Department are subject to additional requirements and restrictions on personal trading as set forth in Schedule 2.

3.             Accounts

a.     Personal Accounts

The term “personal account” means any securities account that has the ability to execute trades in covered securities, as that term is defined below, and in which an employee has any direct or indirect “beneficial ownership,” and includes any personal account of an employee’s immediate family members (including any relative by blood or marriage either living in the employee’s household or financially dependent on the employee) and domestic partner sharing the employee’s household.1

An employee is deemed to have beneficial ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or

1 The term “immediate family member” is defined by reference to SEC Rule 16a-1(a)(2)(ii)(A) and includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For examples of indirect beneficial ownership, refer to Appendix A attached hereto.

A personal account does not include an account over which the access person has no direct or indirect influence or control. For example, if an access person owns a securities account and all investment decisions for that account are made by an investment adviser or broker-dealer (provided that the access person may define general investment criteria relating to the account), then that account would not be considered a personal account subject to this code. This is generally referred to as a managed account arrangement. Notwithstanding the foregoing, the details of any such account must be reported to Graham’s Chief Compliance Officer upon an employee becoming an access person, including the name of the financial institution, account number, account name, identification of the account as being directed by a third party and a copy of the investment management agreement.

Examples of accounts which may be considered a personal account include a roll-over IRA, a child’s UGMA or UTMA, a securities account with brokerage capabilities for which the access person serves as an executor, an ISA (for UK-based employees) and a SIPP (for UK-based employees), provided that in each case the account is able to transact in covered securities. Examples of accounts which are not personal accounts include a checking or savings account, your Graham 401(k) plan account and a state 529 college savings plan.

b.     Designated Brokers

US-based Access Persons. US-based access persons may only hold a personal account at a Designated Broker, as defined below. Designated Brokers provide electronic confirmation of an access person’s securities transactions and holdings to Graham via MyComplianceOffice, the computer-based application that provides holdings and transactions reporting capabilities for Graham’s access persons. The Designated Brokers are TD Ameritrade, Charles Schwab, E*TRADE, Fidelity and Morgan Stanley Smith Barney. Existing personal accounts that are not held at a Designated Broker must either be transferred to a Designated Broker or closed, unless otherwise directed by the Chief Compliance Officer.

UK-based Access Persons. UK-based access persons are not required to maintain their personal accounts at a Designated Broker. Such employees must, however, (i) notify the Chief Compliance Officer of all personal accounts that they hold and (ii) arrange for their brokers to send duplicate account statements and trade confirmations to the Chief Compliance Officer or his designee.

c.     Covered Securities

The term “Covered Securities” includes all securities as defined in section 2(a)(36) of the Investment Company Act, and includes:

•	Debt and equity securities;

•	Equity Options;

•	Shares of Exchange-Traded Funds/Exchange-Traded Notes;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

•	Foreign unit trusts and foreign mutual funds.

The term “Covered Securities,” however, does not include the following:

•	Direct obligations of the Government of the United States (“Government Securities”);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements; and

•	Shares issued by open-end (NAV-traded) mutual funds, except where Graham serves as an investment adviser (as that term is defined in the Investment Company Act) to any such fund (a “Reportable Fund”).

Any questions regarding the application of these terms will be addressed by Graham’s Chief Compliance Officer.

C.           Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all supervised persons to comply with applicable US federal securities laws and, with respect to UK-based persons, UK laws. These laws include the U.S. Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Investment Company Act, the U.S. Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act and the UK Criminal Justice Act and the UK Financial Services and Markets Act 2000.

D.           Policy on Insider Trading

1.              Scope

a.     Employees may not trade, personally or on behalf of others (such as the Funds), on the basis of material, non-public information. Employees should not communicate material, non-public information to anyone except persons who are entitled to receive the information in connection with the performance of their responsibilities for Graham. Although insider trading is commonly associated with trading in equity securities, the SEC has brought insider trading actions in connection with fixed-income instruments (e.g., 2003 action brought against Goldman Sachs in connection with issuance of 30-year bonds) and in connection with a swap transaction (e.g., 2009 action brought against employees of Millenium Partners and Deutsche Bank Securities in respect of credit default swaps). Graham’s policy prohibiting insider trading similarly extends beyond trading in equity securities to include trading in fixed-income instruments and swap transactions.

b.     Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. Material information often relates to an issuer’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, and extraordinary business or management developments. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press may also be material.

c.     Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace, including through public filings with the SEC or other government agency, news reports, trade journals or similar sources.

d.     Determinations as to what constitutes material non-public information are highly fact specific and any questions in this regard should be directed to Graham’s Chief Compliance Officer.

2.            Actions

a.   Prior to executing any trade for a personal account or on behalf of others, an employee must determine whether he has access to material non-public information concerning the issuer. If the employee believes that he is in possession of such information, the following steps must be taken:

•	Report the information and proposed trade immediately to Graham’s Chief Compliance Officer;

•	Do not execute the trade;

•	Do not communicate the information other than to the Chief Compliance Officer;

b.   Following a review of available information, a determination will be made as to whether the trade may be executed or if the information is either material or non-public such that the trade may not be executed.

3.            Sanctions for Violations

Severe penalties may result from engaging in illegal insider trading. In addition to any disciplinary action that Graham may take, including termination of employment, persons found guilty of having engaged in illegal insider trading may be subject to criminal and civil penalties in the United States and other countries. In the United States, the penalties are:

a. Criminal Sanctions. The maximum prison sentence for an insider trading violation is currently 20 years. The maximum criminal fine for individuals is currently $5,000,000, and the maximum fine for non-natural persons (such as an entity whose securities are publicly traded) is currently $25,000,000.

b. Civil Sanctions. Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation. To the extent that Graham is deemed to be a controlling person of any employee who is found guilty of an insider trading violation, Graham (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if Graham knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

In addition to the foregoing, persons found guilty of insider trading could be permanently barred from the securities industry and face additional liability from claims by investors for damages resulting from illegal insider trading.

E.           Personal Trading in Commodity Interests

No employee is permitted to trade futures, foreign exchange, swaps or other derivatives for their own account or that of a family member, friend or any other third party without prior written approval from the Chief Compliance Officer. Employees with access to sensitive information are required periodically and upon request to furnish the Chief Compliance Officer with copies of their Federal income tax return, or a certificate in lieu thereof from a certified tax preparer attesting to the absence of income/loss from such activities on the employee’s Federal income tax return, to confirm adherence to this policy.

F.           Reporting by Access Persons

1.            Initial Holdings Report

a.    Contents of Holdings Report

Every access person must submit an initial holdings report to the Chief Compliance Officer that discloses all covered securities held in any personal account, whether or not such personal account is maintained at a Designated Broker. The report must contain, at a minimum:

1)     the title and type of covered security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each covered security in any personal account;

2)     the name of any broker, dealer or bank with which the access person maintains any personal account; and

3)     the date on which the access person submits the report.

b.   Timing of Initial Holdings Report

Every access person must submit the initial holdings report, substantially in the form attached hereto as Exhibit 1 (or as otherwise provided by electronic means), not later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person.

2.             Quarterly Transaction Attestation

Every access person must attest to their quarterly transactions in covered securities in any personal account. Access persons will make these attestations through MyComplianceOffice. Instructions for how to make these attestations will be contained in the assignment transmitted by MyComplianceOffice to access persons. In addition, access persons must report information on personal accounts established during the quarter, including the name of the broker, the date the account was established and the date the report is submitted. Quarterly transaction attestation assignments will be transmitted via MyComplianceOffice to access persons following the end of each calendar quarter and must be completed by the due date specified in the assignment, but not later than 30 days after the end of each calendar quarter.

3.            Annual Holdings Attestation

Every access person must attest to their holdings of covered securities in any personal account on an annual basis, as of December 31 of each year. Access persons will make these attestations through MyComplianceOffice. Instructions for how to make these attestations will be contained in the assignment transmitted by MyComplianceOffice to access persons. Annual holding attestation assignments will be transmitted to access persons following the end of each calendar year and must be completed by the due date specified in the assignment, but not later than 30 days after the end of the calendar year.

4.            Exceptions to the Reporting Requirements

No access person is required to report with respect to transactions (and holdings related thereto) effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

G.          Pre-Approval Procedures, Holding Period Requirement and Limit on Transactions

Every access person must obtain approval from the Chief Compliance Officer before transacting in any covered security for a personal account, in particular with respect to IPOs and offerings of securities exempt from registration under the Securities Act pursuant to Sections 4(2) and 4(6) thereof.

1.             Pre-Approval Procedure

Requests must be entered into the MyComplianceOffice system. Requests will be reviewed by the Compliance Department for possible conflicts and approvals or denials will be communicated to the requestor through the MyComplianceOffice system, typically within twenty-four hours of submission. Approvals will be valid for the later of the requested trade date or the date of approval and the following 2 business days. If the trade is not executed in that time a new request must be submitted prior to executing the trade.

2.             Holding Period Requirement

Personal accounts, other than those with respect to which a third party exercises sole investment discretion, are prohibited from engaging in active trading. For purposes of the Code, active trading is considered to be any purchase and sale, or any sale and purchase, of any covered security of an issuer within any period of less than 30 days. To be clear, this restriction relates to active trading in covered securities, as that term is defined in the Code.

3.             Limit on Transactions

Graham believes that excessive trading by access persons in personal accounts can create actual and perceived conflicts of interest between Graham, through the actions of access persons, and the accounts that it manages. To avoid any such conflicts, access persons are restricted from executing more than 40 transactions (aggregated over all personal accounts relating to the access person) in covered securities over any twelve-month period. For purposes of this Section G.3, a single trade or series of trades for one or more personal accounts in the same covered security, in the same direction (i.e., buy, sell or sell short) during the approval period (i.e., the requested trade date plus the following 2 business days) will be considered a single transaction.

H.           Reporting Violations

Every supervised person must immediately report any violation of the Code to the Chief Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately.

I.           Administration of the Code

The Chief Compliance Officer will receive and review all reports, requests and attestations submitted pursuant to the Code. The Chief Compliance Officer will review these submissions to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Chief Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, a supervised person;

•	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act) or limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder).

These books and records must be maintained by Graham in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of Graham.

J.            Sanctions

Any violation of any provision of the Code may result in disciplinary action, up to and including termination of employment. Graham has adopted the following guidelines that it will generally follow in connection with imposing sanctions for violations of the Code, subject, in its sole discretion, to vary any such sanctions depending on the circumstances surrounding the violation:

1.          For the first offense, the violation will be reported to the employee’s supervisor and Graham’s Compliance Committee and the employee will receive a written warning.

2.          For the second offense, the employee will be subject to restrictions on the employee’s personal trading.

3.          For the third offense, a fine of up to $5,000 will be imposed, which amount will be deducted from any bonus or other amount payable to the employee for the period in which the violation occurs and subject to carryforward until satisfied.

4.          For the fourth offense, additional fines and more restrictive measures will be imposed, up to and including termination of employment.

K.           Acknowledgment of Receipt and Compliance

Graham will provide each supervised person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Chief Compliance Officer. Each supervised person shall attest to their having received the Code and having reviewed and understanding its subject matter.

SCHEDULE 1

ACCESS PERSONS

Persons assigned to the following departments and their supervisors or managers shall be considered access persons for purposes of the Code:

Executive

System Research and Development

Investor Services

Portfolio Managers – Traders

Risk

Technology

Quantitative Trading

Trading Services (except for certain Corporate Accounting personnel)

Legal/Compliance

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SCHEDULE 2

PORTFOLIO MANAGERS/TRADING ASSISTANTS/RISK DEPARTMENT

Personal trading of certain employees of Graham may give rise to actual and perceived conflicts of interest in relation to Graham’s trading for GCM accounts, which may be detrimental to the interests of Graham and its clients. In order to prevent such conflicts, portfolio managers, their dedicated trading assistants and members of Graham’s Risk Department MUST COMPLY AT ALL TIMES with the following requirement and restriction in connection with their personal trading, which are in addition to those requirements and restrictions applicable to them as access persons of Graham.

Prohibited Transactions. Personal accounts may not trade or invest in any securities (debt or equity) of an issuer if the employee, while exercising investment discretion over such personal accounts, knows that any GCM account has a position in any securities of the same issuer, including for these purposes any derivatives related to such securities or such issuer irrespective of the counterparty. To be clear, this restriction relates to trading or investing in any security, including covered securities. In the event that a transaction for a GCM account causes personal accounts over which an employee has investment discretion and GCM accounts to be invested in securities of the same issuer, the personal accounts shall not dispose of the securities in the personal accounts for a seven-day period before and after any such securities are transacted (purchase or sale) for the GCM accounts.

Notwithstanding the generality of the foregoing, personal accounts may trade or invest in (i) Government Securities (as defined in Section B.3.c hereof), (ii)_ municipal securities (which shall include securities which are direct obligations of, or obligations guaranteed as to principal or interest by, a state or any political subdivision thereof, or any agency or instrumentality of a state or any political subdivision thereof, or any municipal corporate instrumentality of one or more states, and such other securities and instruments defined as municipal securities under the Exchange Act) and (iii) exchange-traded funds that seek to track an index based on stocks, bonds, commodities or currencies, without regard to this restriction on prohibited transactions.

For purposes of the above restriction, the term “GCM account” means any account managed by Graham on a proprietary basis or on behalf of Graham clients.

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EXHIBIT 1

INITIAL HOLDINGS REPORT

Name of Access Person: ___________________________

Date of Submission: ______________________________

I.     Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II.     Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

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APPENDIX A

(from Securities Exchange Act of 1934 Rule 16a-1(a)(2))

(2) Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term “beneficial owner” shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i) The term “pecuniary interest” in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii) The term “indirect pecuniary interest” in any class of equity securities shall include, but not be limited to:

(A)	securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see §240.16a-1(a)(4);\

(B)	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(1)	the general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(2)	the general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(C)	a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1)  the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from

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the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(2)  equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(D)	A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(E)	A person’s interest in securities held by a trust, as specified in §240.16a-8(b); and

(F)	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(iii)  A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

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